ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-283969
Dated February 13, 2026
Dual Directional Trigger PLUS Based on the Performance of the Shares of the iShares® Silver Trust due June 3, 2027
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
This document provides a summary of the terms of the Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (the “Dual Directional Trigger PLUS” or “Trigger PLUS”). Investors should carefully review the accompanying preliminary pricing supplement for the Trigger PLUS, the accompanying product supplement, the underlier supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The Trigger PLUS do not guarantee any return of principal at maturity and you could lose up to your entire investment. The Trigger PLUS are senior debt securities issued by The Toronto-Dominion Bank (“TD”), and all payments on the Trigger PLUS are subject to the credit risk of TD. As used in this document, “we,” “us,” or “our” refers to TD.

SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series H
Underlying shares:	Shares of the iShares® Silver Trust (Bloomberg Ticker: “SLV UP”)
Stated principal amount:	$1,000.00 per Trigger PLUS
Issue price:	$1,000.00 per Trigger PLUS
Minimum investment:	$1,000.00 (1 Trigger PLUS)
Coupon:	None
Pricing date:	February 27, 2026
Original issue date:	March 4, 2026 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	May 28, 2027, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	June 3, 2027, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per Trigger PLUS:
◾  If the final share price is greater than the initial share price:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity from any increase in the value of the underlying shares exceed the maximum upside payment at maturity.
◾  If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price:
$1,000.00 + ($1,000.00 × absolute underlying return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying shares. In no event will this amount exceed the stated principal amount plus $300.00. You will not benefit from the upside leverage feature in this scenario.
◾  If the final share price is less than the trigger price:
$1,000.00 + ($1,000.00 × underlying return)
If the final share price is less than the trigger price, you will lose 1% for every 1% that the final share price falls below the initial share price and you could lose up to your entire investment in the Trigger PLUS.

Underlying return:	(final share price – initial share price) / initial share price
Absolute underlying return:	The absolute value of the underlying return. For example, a -5% underlying return will result in a +5% absolute underlying return.
Upside leverage factor:	200%
Leveraged upside payment:	$1,000.00 × upside leverage factor × underlying return
Maximum upside gain:	40.00%
Maximum upside payment at maturity:	$1,400.00 per Trigger PLUS (140.00% of the stated principal amount)
Trigger price:	70.00% of the initial share price, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
Initial share price:	The closing price of the underlying shares on the pricing date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
Final share price:	The closing price of the underlying shares on the valuation date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement
CUSIP/ISIN:	89115LH84 / US89115LH846
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$22.50 per stated principal amount
Estimated value on the pricing date:	Expected to be between $930.00 and $945.00 per Trigger PLUS. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	http://www.sec.gov/Archives/edgar/data/947263/000114036126005221/ef20065545_424b2.htm
HYPOTHETICAL PAYOUT
The below graph and table are based on a hypothetical upside leverage factor of 200%, a hypothetical maximum upside gain of 40.00% and hypothetical trigger price of 70.00% and are purely hypothetical (the actual terms of your Trigger PLUS will be determined on the pricing date and will be specified in the final pricing supplement).

Hypothetical Payment at Maturity
Underlying Return	Payment at Maturity
+50.00%	$1,400.00
+40.00%	$1,400.00
+30.00%	$1,400.00
+20.00%	$1,400.00
+15.00%	$1,300.00
+10.00%	$1,200.00
+5.00%	$1,100.00
0.00%	$1,000.00
-10.00%	$1,100.00
-20.00%	$1,200.00
-30.00%	$1,300.00
-31.00%	$690.00
-40.00%	$600.00
-50.00%	$500.00
-25.00%	$250.00
-100.00%	$0.00

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You will find a link to the accompanying preliminary pricing supplement for the Trigger PLUS above and links to the accompanying product supplement and accompanying prospectus for the Trigger PLUS under “Additional Information About TD and the Trigger PLUS” in the preliminary pricing supplement, which you should read and understand prior to investing in the Trigger PLUS.
The issuer has filed a registration statement (including a prospectus as supplemented by a product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234. Our Central Index Key, or CIK, on the SEC website is 0000947263.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	Risk of significant loss at maturity; you may lose up to your entire investment in the Trigger PLUS.
▪	The stated payout from the issuer applies only at maturity.
▪	Your potential upside return on the Trigger PLUS is limited to the maximum upside gain.
▪
The potential positive return on the Trigger PLUS from any negative performance of the underlying shares is limited by the trigger price and the return on the Trigger PLUS may change significantly despite only a small difference in the degree of change of the final share price relative to the initial share price.

▪	You will not receive any interest payments.
▪	The amount payable on the Trigger PLUS is not linked to the price of the underlying shares at any time other than the valuation date.
▪	Owning the Trigger PLUS is not the same as owning the underlying shares or the underlying constituents.
▪	The absolute return feature is not the same as taking a short position directly in the underlying shares or any underlying constituents.
Risks Relating to Characteristics of the Underlying Shares
▪	An investment in the Trigger PLUS involves market risk associated with the underlying shares
▪	There can be no assurance that the investment view implicit in the Trigger PLUS will be successful
▪	The underlying shares hold only a single commodity and its performance may be more volatile than that of an exchange-traded fund with more diversified holdings.
▪	The price of the underlying shares is not necessarily representative of the silver industry and may not track the market value of silver
▪	TD cannot control actions by the sponsor and the sponsor has no obligation to consider your interests
▪	There are risks associated with an investment that is linked to the performance of an exchange-traded fund.
▪	There are risks in securities relating to commodities trading on the London Bullion Market Association
Risks Relating to Estimated Value and Liquidity
▪	The estimated value of your Trigger PLUS on the pricing date is expected to be less than the public offering price of your Trigger PLUS.
▪	The estimated value of your Trigger PLUS is based on our internal funding rate.
▪	The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
▪
The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your Trigger PLUS and may be less than the estimated value of your Trigger PLUS.

▪	The temporary price at which the agent may initially buy the Trigger PLUS in the secondary market may not be indicative of future prices of your Trigger PLUS.
▪	The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices.
▪	There may not be an active trading market for the Trigger PLUS.
▪	If the price of the underlying shares changes, the market value of your Trigger PLUS may not change in the same manner
Risks Relating to General Credit Characteristics
▪	Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the Trigger PLUS.
Risks Relating to Hedging Activities and Conflicts of Interest
▪	There are potential conflicts of interest between you and the calculation agent.
▪	The calculation agent can make antidilution and other adjustments that may adversely affect the market value of, and any amount payable on, the Trigger PLUS.
▪	Trading and business activities by TD or its affiliates may adversely affect the market value of, and any amount payable on, the Trigger PLUS.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪	Significant aspects of the tax treatment of the Trigger PLUS are uncertain.
Underlying Shares
For information about the underlying shares, including historical performance information, see “Information About the Fund” in the preliminary pricing supplement.

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